EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-258668 and 333-267107) on Form S-8 of Orange County Bancorp, Inc. of our report dated June 29, 2023, relating to our audit of the financial statements and supplemental schedule of Orange County Bancorp, Inc. 401(k) Plan (formerly Orange County Bancorp, Inc. Employee Stock Ownership and Savings Plan), which appears in this Annual Report on Form 11-K of Orange County Bancorp, Inc. 401(k) Plan (formerly Orange County Bancorp, Inc. Employee Stock Ownership and Savings Plan) for the year ended December 31, 2022.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
June 29, 2023